PKF                                          ___________________________________
WORLDWIDE                                    PANNELL
                                             KERR
                                             FORSTER PC
                                             ___________________________________

                                             Certified Public Accountants

                                             75 Federal Street
                                             Boston, MA 02110

                                             Tel: (617) 753-9985
                                             Fax: (617) 753-9986


                          Independent Auditors' Report

To the Shareholders and
Board of Directors of
Pax World High Yield Fund, Inc.

In planning and performing our audit of the financial statements of Pax World High Yied Fund, Inc. for the period June 15, 1999 (the date of incorporation) to December 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Pax World High Yield Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of December 31, 1999.

This report is intended solely for the information and use of management, the Board of Directors of Pax World High Yield Fund, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




                /s/Pannell Kerr Forster, P.C.


January 21, 2000